EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in (1) the Registration Statement on Form S-8, File No. 333-43837, (2) the Registration Statement on Form S-8, File No. 333-43839, (3) the Registration Statement on Form S-8, File No. 333-72939 and (4) the Registration Statement on Form S-3, File No. 333-81037 of our report dated February 20, 2002 on the consolidated financial statements of Siebert Financial Corp. and subsidiaries as of December 31, 2001 and 2000 and for the three-year period ended December 31, 2001 included in this Annual Report on Form 10-K.


/s/ Richard A. Eisner & Company, LLP
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Richard A. Eisner & Company, LLP

New York, New York
March 28, 2002